EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 (File No. 333-268993), as amended, and related Prospectus of our report dated April 10, 2025 relating to the consolidated financial statements of Infobird Co., Ltd and subsidiaries appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Audit Alliance LLP

Singapore

April 10, 2025